Exhibit 10.56

December 23, 2009

Mr. Christopher O’Connell

710 Medtronic Parkway

Minneapolis, MN 55432

Dear Mr. O’Connell:

          In recognition of your continued service as Executive Vice President and Group President for Medtronic, Inc. (the “Company”) and in recognition of your home equity loss in connection with your required relocation to the Company’s World Headquarters in Minnesota, we are awarding you a one-time bonus subject to the terms and conditions set forth in this letter agreement (the “Agreement”). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Change of Control Employment Agreement between you and the Company dated February 14, 2008 and amended on December 19, 2008 (the “COC Employment Agreement”).

          Subject to your active employment with the Company on the Payment Date (as defined below) and the closing of the third-party buyout offer facilitated by Primacy Relocation on your residence in California, the Company agrees to pay you a one-time gross cash bonus of one million four hundred thousand dollars ($1,400,000) (the “Bonus”), which I anticipate will be paid to you (subject to any tax withholding requirements) on or about the date of closing on the third-party buyout offer (the “Payment Date”). You agree that if your employment with the Company is terminated on or prior to the fifth anniversary of the Payment Date for any reason other than by the Company for death, Disability or without Cause, you shall immediately reimburse the Company a pro-rata portion of the Bonus based on the number of months remaining in the sixty month period ending on fifth anniversary of the Payment Date.

          Following the fifth anniversary of the Payment Date or if you are terminated by the Company for death, Disability or without Cause, you shall not be required to reimburse the Company for any amount of the Bonus. In the event that you fail to fully reimburse the Company for the applicable amount described in the preceding paragraph, in addition to any other legal or equitable remedies available to the Company, the Company shall be entitled to offset, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts owed by you to the Company pursuant to this Agreement against any amounts otherwise payable by the Company to you.

          This Agreement constitutes the entire agreement between you and the Company with respect to the Bonus, and supersedes and is in full substitution for any and all prior understandings or agreements, whether written or oral, with respect to the Bonus, including without limitation any and all Medtronic policies with respect to home equity losses on sale. All terms, conditions, and restrictions of Sections 11, 12(a), 12(b), 12(c), 12(d), and 12(e) of the COC Employment Agreement are incorporated herein and made part hereof as if stated herein. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

          If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Scott Sherman
Scott Sherman
Vice President, Global Rewards and HR Operations

AGREED TO AND ACCEPTED:

/s/ Christopher O’Connell
Christopher O’Connell

Date: December 23, 2009